Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on this Form F-1, Amendment No. 1 of Ctrl Group Limited to be filed on or about May 14, 2024, of our report dated September 19, 2023, except for Note 14 for which the date is February 27, 2024, with respect to our audit of the consolidated financial statements of Ctrl Group Limited as of March 31, 2023 and 2022 and for each of the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

May 14, 2024